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Exhibit 3(i).4

                         SCICLONE PHARMACEUTICALS, INC.

                          CERTIFICATE OF DETERMINATION
                           Regarding the Terms of the
                            Series C Preferred Stock


        Pursuant to Section 401 of the General Corporation Law of the State of
California:

        We, the President and Assistant Secretary, respectively, of SciClone Pharmaceuticals, Inc. (the "Corporation"), organized and existing under the California Corporations Code, in accordance with the provisions of Section 401 thereof, DO HEREBY CERTIFY:

        1. That pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation, as amended, of the said Corporation, the said Board of Directors on March 20, 1998, adopted the following resolution creating a series of 800,000 shares of Preferred Stock designated as Series C Preferred Stock, none of which are issued or outstanding:

                       "RESOLVED, that pursuant to the authority vested in the
               Board of Directors of this Corporation in accordance with the provisions of its Restated Articles of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the determination and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions hereof are as follows:


        Section 1. Designation and Amount and Issuance of Series C Preferred Stock. The shares of such series shall be designated as Series C Preferred Stock (the "Series C Preferred Stock") and the number of shares constituting such series shall be 800,000. The 800,000 shares of Series C Preferred Stock shall be issued by the Corporation pursuant to a Preferred Stock Investment Agreement ("Investment Agreement") to be entered into between the Corporation and the initial holder of Series C Preferred Stock. The "Closing Date" referred to herein shall be the date of closing of the issuance of Series C Preferred Stock pursuant to the Investment Agreement. The initial holder and the Corporation have



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also entered into a Registration Rights Agreement ("Registration Rights
Agreement") in connection with the Investment Agreement.

        Section 2. Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares ranking junior to the Series C Preferred Stock, an amount equal to the purchase price per share for the Series C Preferred Stock set forth in the Investment Agreement (which price shall be the same for each and every share of Series C Preferred Stock) plus default payments (which default payments shall be the same for each and every share of Series C Preferred Stock then outstanding) owing to such holder with respect to such share pursuant to the Registration Rights Agreement (the "Liquidation Preference").

               (b) If upon the occurrence of an event described in Section 2(a), the assets thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock each such holder owns.

               (c) After the payment or setting apart for payment to the holders of Series C Preferred Stock of the full Liquidation Preference for the Series C Preferred Stock, the remaining assets of the Corporation shall be distributed ratably amongst the holders of the common stock of the Corporation (the "Common Stock") and Series C Preferred Stock on the basis of the number of shares of Common Stock held by each such persons, treating each share of Series C Preferred Stock as converted into that number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible in accordance with Section 3 below.

               (d) Any consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation (i) in which the shareholders of the Corporation immediately prior to the transaction hold less than fifty percent (50%) of the outstanding securities of the surviving entity and (ii) which does not fall within the definition of a Qualifying Acquisition under Section 3(n) below, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this
        Section 2.

        Section 3. Conversion and Redemption Rights. Each holder of the Series C Preferred Stock shall have the right, at the option of such holder, to convert Series C Preferred Stock for such number of fully paid, validly issued and nonassessable shares of Common Stock, free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Series C Preferred Stock



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being converted by (ii) the "Conversion Price" or the "Market Conversion Price,"
as specified in Section 3(b) and Section 3(c), on the "Conversion Date" (in each case as defined and set forth below) on the terms and conditions contained in this Section 3 (the "Common Shares"). The Corporation shall also have the right and/or obligation to redeem the Series C Preferred Stock on the terms and conditions contained in this Section 3.

               (a)    Shares Eligible for Conversion.

                      (i) Except as otherwise provided in Section 3(a)(ii) and Section 3(c), the Series C Preferred Stock may be converted from time to time into shares of Common Stock at the holder's option according to the following schedule:

                                                                  Amount of
                                    Days after             Series C Preferred Stock
                                   Closing Date                   Convertible

                                            0-90                           0%
                                          91-180                          50%
                                      From and after 181                 100%

                             The number of shares of Series C Preferred Stock convertible at and after the times specified above shall be a number equal to the percentage indicated above (the "Applicable Percentage") of the total number of shares of Series C Preferred Stock issued on the Closing Date (the "Principal Amount").

                      (ii)   Notwithstanding Section 3(a)(i), but subject to
                             Section 3(c), the Series C Preferred Stock shall become fully convertible into shares of Common Stock on the terms set forth in this Section 3 during such times as the "Market Conversion Price" (as defined in Section 3(b)(ii)) is more than 160% of the "Closing Price" (as defined in Section 3(b)(iii)).

               (b)    Conversion Price.

                      (i) Except as provided in Section 3(c), the "Conversion Price" shall be equal to the lesser of (a) 160% of the Closing Price, and (b) the "Market Conversion Price"; provided, however, that, except as provided in Section 3(c), the Conversion Price shall not be less than the Closing Price.



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                      (ii)   The "Market Conversion Price" shall be equal to the
                             average closing bid price of the Common Stock during any three consecutive Trading Days (as defined in Section 3(b)(iv)) selected by the Investor during the 22 Trading Days ending on the Trading Day immediately prior to the "Conversion Date" (as defined in Section 3(h)).

                      (iii) The "Closing Price" shall mean the average closing bid price for the Common Stock on the five consecutive Trading Days immediately preceding the Closing Date.

                       (iv) The term "Trading Day" shall mean (x) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, a day on which there is trading on such stock exchange, (y) if the Common Stock is not listed on either of such stock exchanges but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated. Notwithstanding the foregoing, a day shall not be considered a Trading Day if (i) trading of the Common Stock was suspended during the entire day or (ii) no reported trades occur on such day.

                       (v) The term "closing bid price" shall mean the closing bid price on the NASDAQ National Market System, the NASDAQ Small Cap Market, the New York Stock Exchange, the American Stock Exchange, or on any other automated quotation system, whichever is at the time the principal trading exchange or market for the Common Stock.

               (c)     Redemption or Conversion at Market Conversion Price.

                       (i) Commencing on the 91st day after the Closing Date, if at any time before the first anniversary of the Closing Date, the average closing bid price of the Common Stock on any consecutive three (3) Trading Days is less than the Closing Price, and, within one (1) day of such three (3) day period, if the holder does not deliver a written notice instructing the Corporation not to exercise its option under this Section 3(c), then, on the second Trading Day following such three



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                             (3) consecutive Trading Days (the "Option Date"),
                             the Corporation shall have the option ("Option") to offer to the holders of the Series C Preferred Stock the opportunity for such holders to redeem, for cash, the Applicable Percentage of the Principal Amount of the Series C Preferred Stock (to the extent shares of Series C Preferred Stock have not previously been converted), at the "Redemption Price" (as defined in Section 3(c)(iii) in each case pursuant to the procedures and on the terms and conditions set forth in this Section 3(c). Any holder of Series C Preferred Stock may accept or decline to redeem the shares, as provided below.

                      (ii) There shall not occur more than one (1) Option Date in any ninety (90) day period, except for any Option Date occurring between days 361-365 after the Closing Date, if applicable.

                      (iii) The "Redemption Price" shall be equal to 110% of the Liquidation Preference.

                       (iv) (A) If the Corporation elects to offer to permit holders to redeem Series C Preferred Stock pursuant to an Option, the Corporation shall, within two (2) Trading Days following the applicable Option Date, give written notice (a "Redemption Notice") to the holders of the Series C Preferred Stock that it will offer to redeem the "Applicable Percentage" of the Principal Amount of the Series C Preferred Stock pursuant to the Option. Such offer shall be held open for not less than fifteen (15) days from the date the Redemption Notice is received by the holder.

                             (B) If the Corporation may provide, but fails to provide, a timely Redemption Notice, the holders of the Series C Preferred Stock shall have the option, from and after the date on which such notice was due to be sent, to convert the number of shares of Series C Preferred Stock that such holders are entitled to convert at the Market Conversion Price to the extent provided under Section 3(a) and on the terms set forth in this Section 3(c).

                      (v)    Notwithstanding anything to the contrary in this
                             Section 3(c), the Option shall be terminated for the remainder of the time the Series C Preferred Stock are outstanding if the closing bid price for the Common Stock is greater than $6.00 for 40 consecutive Trading Days; provided, however,



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                             that the terms of Section 3(c)(vi) shall remain in
                             full force and effect.

                       (vi) If the closing bid price of the Common Stock is less than $1.50 for 10 consecutive Trading Days, the Corporation may, at its option elect either (a) on the first Trading Day following the conclusion of such 10 Trading Day period (the "Second Option Date") to offer to redeem all of the Series C Preferred Stock at the Redemption Price by sending a Redemption Notice pursuant to the procedures and on the terms and conditions set forth in this
                             Section 3(c); or (b) if the Corporation does not elect to offer to redeem pursuant to this Section 3(c)(vi) the Series C Preferred Stock on or before the Second Option Date, then the Corporation shall permit the holders of the Series C Preferred Stock to convert, without regard to the limitation contained in Section 3(a)(i), all of their Series C Preferred Stock into Common Stock at the Market Conversion Price, pursuant to the procedures and on the terms and conditions set forth in this Section 3(c).

                       (vii) Any Redemption Notice must be given by facsimile or
                             by overnight courier to the holders of the Series C Preferred Stock. The Redemption Notice shall be addressed to each such shareholder at the facsimile number or address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. The Redemption Notice shall state the Redemption Price and the number of shares of Series C Preferred Stock of such holder offered to be redeemed and shall offer to such holder the opportunity, for a period of not less than fifteen (15) Trading Days from the date the Redemption Notice is received by the holder, to surrender to the Corporation at the place designated in the Redemption Notice, or to an agent designated by the holder, such holder's certificate or certificates representing the shares to be redeemed. Each holder may accept or decline, in whole or in part, the Corporation's redemption offer within the time specified in the Redemption Notice; provided that the holder shall not be permitted to redeem any fractional shares. Each holder of shares of Series C Preferred Stock that elects to redeem its shares of Series C Preferred Stock shall surrender the certificate evidencing such shares to the Corporation (except that, if fewer shares of Series C Preferred Stock are outstanding than were offered for redemption due to the



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                             holder's conversion of some or all of its
                             outstanding shares of Series C Preferred Stock into Common Stock after the date of the Redemption Notice, then such number of shares shall be reduced to the number of such shares which are still outstanding) at the place designated in such notice, or to such holder's agent, and shall thereupon be entitled to receive payment of the Redemption Price. If less than all of the outstanding shares of Series C Preferred Stock are to be redeemed for any reason, then the Corporation shall offer to redeem a pro rata portion from each holder of Series C Preferred Stock according to the respective number of shares of Series C Preferred Stock held by such holder.

                      (viii) If the Corporation fails to register the Common
                             Stock issuable upon conversion of the Series C Preferred Stock pursuant to the Registration Rights Agreement within one hundred and eighty (180) days of the Closing Date, each holder of Series C Preferred Stock shall have the right to require the corporation to redeem its Series C Preferred Stock at a price equal to 1.3 times (i.e., 130% of) the Liquidation Preference.

                       (ix) The Corporation shall issue an amount equal to the Redemption Price (as it may be adjusted as provided in this Section 3) to any holder who elects to redeem shares of Series C Preferred Stock, by wire transfer or in cash by overnight courier within three (3) business days of receipt by the Corporation or the holder's agent of certificates tendered for redemption, with delivery of certificates to be made by the holder's agent against delivery of the Redemption Price.

                       (x) Unless default shall be made by the Corporation in duly paying the Redemption Price, in which case all the rights of the holders of such shares shall continue, the holders of the shares of the Series C Preferred Stock sent to the Corporation by the holder for redemption shall cease to have any rights as shareholders of the Corporation relating to such shares, except (i) the right to receive the Redemption Price (as it may be adjusted as provided in this Section 3) and (ii) if less than all of the shares of Series C Preferred Stock represented by the certificate(s) surrendered by the holder for redemption are actually redeemed, the right to receive forthwith from the



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                             Corporation a new certificate for the unredeemed
                             shares, and the redeemed shares shall not thereafter be transferred (except with the written consent of the Corporation) on the books of the Corporation and shall not be deemed outstanding for any purpose whatsoever. The shares of Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

                      (xi) There shall be no redemption of any shares of Series C Preferred Stock of the Corporation where such action would be in violation of applicable law.

                      (xii) Upon any redemption of Series C Preferred Stock pursuant to this Section 3(c), the shares of Series C Preferred Stock which are so redeemed shall not be reissued and, upon such redemption, the number of authorized shares of the series to which the shares of such Series C Preferred Stock belonged shall be reduced by the number of shares so redeemed.

               (d)    Automatic Conversion.

                       (i) Subject to Section 3(d)(ii) below, any Series C Preferred Stock held on the date which is the fifth
                             (5th) anniversary of the Closing Date ("Automatic Conversion Date") shall be converted at the Conversion Price or the Market Conversion Price, as provided in Section 3(c), and the Corporation shall provide written notice to the holders of the Series C Preferred Stock at least 20 Trading Days prior to the Automatic Conversion Date, which notice shall certify that the conditions contained in Section 3(d)(ii)(A)-(C) have been satisfied as of the date of such notice, provided that such Automatic Conversion Date shall be deferred for such number of days as is equal to 1.5 times the number of days that (A) there is not an Effective Registration (as defined in the Investment Agreement), but not including the first 120 days after the Closing Date; (B) there is not a sufficient amount of Common Shares available for conversion of all outstanding Series C Preferred Stock; or (C) there is a suspension, restriction or limitation in the ability of holders of Series C Preferred Stock to sell Common Shares received upon conversion of Series C Preferred Stock under the Registration Statement and prospectus for any reason. As soon as possible after the Automatic Conversion Date, holders shall surrender the certificate or certificates representing the shares of Series C Preferred Stock being converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, provided that the Corporation shall at all times maintain an office or agency in New York City (or within 60 miles thereof) for such purposes. The Corporation shall, within three (3) Trading Days of receipt of such duly endorsed certificate or certificates, issue and deliver, or cause its transfer agent to issue and deliver, to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder); the Corporation shall effect such issuance within three (3) Trading Days of the Automatic Conversion Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) trading days after the receipt of such duly endorsed certificate or certificates ("T+3"). In the alternative to physical delivery of certificates for Common Shares, if delivery of the Common Shares pursuant to any conversion hereunder may be effectuated by electronic book-entry through Depository Trust Corporation ("DTC"), then delivery of Common Shares pursuant to such conversion shall, if requested by such holder, be closed and settled on T+3 by book-entry transfer through DTC, and the Common Shares in connection with such conversion shall be deemed delivered by such book-entry transfer. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this
                             Section 3(d)(i) shall be deemed to have been made immediately prior to the close of business on the Automatic Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Automatic Conversion Date.

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                      (ii)   Notwithstanding Section 3(d)(i), no automatic
                             conversion shall take place unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such automatic conversion:

                             (A) no material default or breach exists, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Investment Agreement, the Registration Rights Agreement or the Amended Articles of Incorporation;

                             (B)    none of the events described in clauses (i),
                                    (ii) and (iv) of Section 2(b) of the
                                    Registration Rights Agreement shall have occurred and be continuing;

                             (C) the Corporation and its direct and indirect subsidiaries on a consolidated basis have assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Corporation is not and has not been subject to any liquidation, dissolution or winding up of its affairs; and

               (e) Limitation on Shares Issuable on Conversion. The maximum number of shares of Common Stock issuable on conversion of the Series C Preferred Stock shall in no event be greater than the sum of
          (i) 19.99% of the Common Stock outstanding on the Closing Date, and
          (ii) the aggregate number of shares of Common Stock issued upon conversion of Series C Preferred Stock at a Conversion Price or Conversion Prices equal to or greater than the Closing Price (as adjusted for events described under Section 3(f)(i)) (the "Maximum Conversion Number"). At any time after the Maximum Conversion Number is reached, the conversion price of the Series C Preferred Stock shall be equal to or greater than the Closing Price (as adjusted for events described under Section 3(f)(i)). If the Maximum Conversion Number is less than the number of



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          shares of Common Stock that would have been issuable to the holders of the Series C Preferred Stock, or if the Conversion Price is greater than it would have been, but for this subsection (e), then the Corporation shall, within five (5) Trading Days of the date that the Maximum Conversion Number shall have been issued, offer to permit holders of the Series C Preferred Stock to redeem all of their remaining outstanding Series C Preferred Stock pursuant to the procedures set forth in Section 3(c), except that the Redemption Price shall be equal to 1.3 times (i.e., 130% of) the Liquidation
          Preference.

               (f) Further Adjustments to Conversion Price and Market Conversion Price.

                       (i) In the event that during any period of consecutive Trading Days provided for above, the Corporation shall pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price and/or the Market Conversion Price, as appropriate, shall be proportionately decreased or increased, as appropriate, to give effect to such event.

                       (ii) If at any time during the period ending twelve (12) months after the Closing Date, the Corporation sells securities convertible into, exercisable for, or exchangeable for, Common Stock (other than a sale pursuant to a bona fide registered public offering of Common Stock by the Corporation, and other than shares or options issued pursuant to the Corporation's employee, director or consultant stock option plans currently in force and other than sales of shares of Common Stock to underwriters) ("Convertible Private Placement"), then, if the effective or maximum sales price of the Common Stock into which such securities are convertible with respect to such transaction (including the effective or maximum conversion, exercise or exchange price) is less than 160% of the Closing Price (the "Reduced Conversion Price"), the Conversion Price or the Market Conversion Price, as appropriate, thereafter shall be equal to the lowest of the Reduced Conversion Price, the Market Conversion Price or the Conversion Price.

                       (iii) If the Corporation fails to register the Common
                             Stock issuable upon conversion of the Series C Preferred Stock pursuant to the Registration Rights Agreement within



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                             ninety (90) days following the Closing Date, the
                             Conversion Price or the Market Conversion Price, as applicable, will be reduced by one percent (1%). If the Corporation fails to register the Common Stock issuable upon conversion of the Series C Preferred Stock within one hundred twenty (120) days following the Closing Date, the Conversion Price or the Market Conversion Price, as applicable, will be reduced by an additional one point five percent (1.5%). The Conversion Price or the Market Conversion Price, as applicable, will be further reduced by one point five percent (1.5%) for each successive thirty (30) day period that the Common Stock issuable upon conversion of the Series C Preferred Stock remain unregistered.


               (g) Certificate for Conversion Price Adjustment. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price and the Market Conversion Price pursuant to this Section 3.

               (h) Mechanics of Conversion. To convert Series C Preferred Stock into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile transmission) stating that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the date of such Conversion Notice shall be referred to herein as the "Conversion Date"). Either simultaneously with the delivery of the Conversion Notice, or within one (1) trading day thereafter, the holder shall deliver (which also may be done by facsimile transmission) page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the shares being converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, provided that the Corporation shall at all times maintain an office or agency in New York City (or within 60 miles thereof) for such purposes. The Corporation shall, within three (3) Trading Days of receipt of such Conversion Notice, issue and deliver, or cause its transfer agent to issue and deliver, to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall, within three (3) Trading Days, issue and deliver, or cause its transfer agent



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        to issue and deliver, to such holder a certificate or certificates for the number of Series C Preferred Stock which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice; the Corporation shall effect such issuance within three (3) Trading Days of the Conversion Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) trading days after the receipt of such Conversion Notice ("T+3"). In the alternative to physical delivery of certificates for Common Shares, if delivery of the Common Shares pursuant to any conversion hereunder may be effectuated by electronic book-entry through Depository Trust Corporation ("DTC"), then delivery of Common Shares pursuant to such conversion shall, if requested by such holder, be closed and settled on T+3 by book-entry transfer through DTC, and the Common Shares in connection with such conversion shall be deemed delivered by such book-entry transfer. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 3 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

               (i) Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its direct or indirect subsidiaries other than additional Common Stock, then in each such event, in addition to the number of shares of Common Stock receivable upon conversion, provision shall be made so that the holders of Series C Preferred Stock shall receive, upon the conversion thereof, the securities of the Corporation or such subsidiary which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a certificate prepared by the Corporation setting forth the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series C Preferred Stock with respect to each share of Common Stock received upon such conversion.

               (j) Notice of Record Date. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Series C Preferred Stock at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

               (k) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Series C Preferred Stock pursuant hereto.

               (l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock (subject to the limitations on conversion set forth in Section 3(e)), and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all the then outstanding Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, so long as any Series C Preferred Stock remain outstanding the Corporation agrees to reserve and at all times keep available solely for purposes of conversion of Series C Preferred Stock such number of authorized but unissued Common Shares that is set forth in the Investment Agreement.

               (m) Fractional Shares. No fractional shares shall be issued upon the conversion of any Series C Preferred Stock. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

               (n) Reorganization or Merger; Going Private. A "Qualifying Acquisition" shall be defined as any reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person in which the holders of Series C Preferred Stock receive for each share of Series C Preferred Stock either (i) consideration in cash in an amount equal to or greater than $6.00, (ii) publicly traded securities (or fractions thereof) of a corporation with a market capitalization greater than $500 million as of the effective date of such transaction ("Qualifying Public Stock") and with an average closing price ("Average Price") over the twenty (20) Trading Days prior to the effective date of such transaction equal to or greater than $6.00, or
        (iii) a combination of cash and Qualifying Public Stock with a value (based upon the Average Price) greater than $6.00. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, then, as part of such a reorganization, consolidation, merger or sale, if the holders of Common Shares receive any publicly traded securities as part or all of the consideration for such a reorganization, consolidation, merger or sale, then provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price which places the holders of Series C Preferred Stock in an economically equivalent position as they would have been if such holders had converted all of their Series C Preferred Stock immediately prior to such event. In addition to the foregoing, if the holders of Common Shares receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then in such event provision shall be made so that the holders of the Series C Preferred Stock shall receive, without being required to convert their shares, an amount of such securities, property or cash that they would have been entitled to receive had they converted their shares of Series C Preferred Stock on the date that the holders of Common Shares become entitled to receive such securities property or cash. So long as any Series C Preferred Stock are outstanding, the Corporation shall not close any such reorganization, consolidation, merger or sale other than a Qualifying Acquisition, unless an appropriate adjustment of the conversion price and other provisions contained herein related to the conversion of such Series C Preferred Stock is approved by an affirmative vote of a majority in interest of the holders of outstanding Series C Preferred Stock and reflected in an amendment to this Certificate of Determination, which is duly approved by all necessary corporate action, including any necessary shareholder approval. The Corporation shall not close any transaction or series of transactions as a result of which the Common Shares would cease to be publicly traded (other than an acquisition in which publicly traded securities are issued) unless approved by an affirmative vote of a majority in interest of the holders of Series C Preferred Stock.

               (o) Specific Enforcement. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Determination were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Series C Preferred Stock shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Certificate of Determination and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

        Section 4. Ranking. The Series C Preferred Stock shall be senior to the Series A Preferred Stock, and senior to the Series B Preferred Stock with respect to dividends and liquidation preferences and to all later authorized Series of the Corporation's preferred stock as to the distribution of assets.

        Section 5. Voting Rights. The affirmative vote of a majority in interest of the Corporation's outstanding Series C Preferred Stock shall be necessary for
(i) any amendment of this Certificate of Determination, (ii) any other amendment to the Articles of Incorporation or by-laws of the Corporation that may adversely affect any of the rights, preferences, or privileges of the Series C Preferred Stock, (iii) any reorganization or reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into any other corporation or corporations, or any sale of all or substantially all of the assets of the Corporation, other than a Qualifying Acquisition, that would have an adverse effect on any of the rights, preferences, or privileges of the Series C Preferred Stock.

        Section 6. Notices. The Corporation shall distribute to the holders of Series C Preferred Stock copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

        Section 7. Replacement Certificates. The certificate(s) representing the Series C Preferred Stock held by any holder of Series C Preferred Stock may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Series C Preferred Stock, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

        Section 8. No Reissuance. No Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

        2. There are no shares of Series A Preferred Stock or Series B Preferred Stock outstanding.

        IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this ___ day of March, 1998 under the laws of the State of California.




                                            _________________________________
                                            Donald R. Sellers
                                            President



                                            _________________________________
                                            Shawn K. Singh
                                            Assistant Secretary

                                    EXHIBIT A

                            (To be Executed by Holder
                  in order to Convert Series C Preferred Stock)

                                CONVERSION NOTICE
                                       FOR
                      SERIES C CONVERTIBLE PREFERRED STOCK

        The undersigned, as a holder ("Holder") of shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") of SciClone Pharmaceuticals, Inc. (the "Corporation"), hereby irrevocably elects to convert _____________ shares of Series C Preferred Stock for shares ("Common Shares") of common stock, no par value (the "Common Stock"), of the Corporation according to the terms and conditions of the Amended Articles of Incorporation as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the holder of Series C Preferred Stock for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Determination Regarding the Terms of the Series C Preferred Stock.

Conversion Date:  __________________________

Conversion Information:

                             NAME OF HOLDER:____________________________________
                             By:________________________________________________
                             Print Name:
                             Print Title:

                             Print Address of Holder:
                             ___________________________________________________
                             ___________________________________________________

                             at:________________________________________________
                             ___________________________________________________

If Common Stock is to be issued to a person other than Holder, Holder's signature must be guaranteed below:

                             SIGNATURE GUARANTEED BY:


                             ___________________________________________________

        THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

        Page 2 to Conversion Notice dated____________  for:________________
                                            (Conversion Date) (Name of Holder)


              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Shares of Series C Preferred Stock being converted:__________  shares


Number of Shares of Series C Preferred Stock being converted x
Liquidation Preference $__________

Total dollar amount being converted $__________

Conversion Price $__________

Number of Common Shares = Total dollar amount being converted $__________ divided by Conversion Price $_________

Number of Common Shares = __________

If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________


If the Holder is receiving certificate(s) for Series C Preferred Stock upon the conversion, please issue and deliver _____ certificate(s) for Series C Preferred Stock in the following amounts:

_________________________________________________________________

_________________________________________________________________